    As filed with the Securities and Exchange Commission on April 25, 1997.
                                                       Registration No. 33-98876
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      SUNSHINE MINING AND REFINING COMPANY
             (Exact Name of registrant as specified in its charter)


           DELAWARE                                        75-2618333
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification No.)


                         877 W. MAIN STREET, SUITE 600
                              BOISE, IDAHO  83702
                                 (208) 345-0660
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                     JOHN S. SIMKO, CHIEF EXECUTIVE OFFICER
                         877 W. MAIN STREET, SUITE 600
                               BOISE, IDAHO 83702
                                 (208) 345-0660

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                    COPY TO:
                                JAMES D. HOVREN
                                EVANS, KEANE LLP
                        1101 W. RIVER STREET, SUITE 200
                                  P.O. BOX 959
                                BOISE, ID  83701
                                 (208) 384-1800

                               ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

         From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                      PROPOSED
                                                                      MAXIMUM
                                                                      OFFERING   PROPOSED MAXIMUM   AMOUNT OF
               TITLE OF EACH CLASS OF                 AMOUNT TO BE   PRICE PER      AGGREGATE      REGISTRATION
             SECURITIES TO BE REGISTERED               REGISTERED     SECURITY    OFFERING PRICE       FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  . . . . . . . . . . .  206,538,149(1)   $1.6875      $348,533,126     120,184.00
----------------------------------------------------------------------------------------------------------------
Employee Non-Qualified Stock Options (1987 Plan) to
Purchase Common Stock . . . . . . . . . . . . . . .     921,000(6)       -              -               -
----------------------------------------------------------------------------------------------------------------
Incentive Stock Options (1993 Plan) to Purchase
Common Stock  . . . . . . . . . . . . . . . . . . .   1,523,500(6)       -              -               -
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  . . . . . . . . . . .  66,645,531(2)       -        68,526,653 (2)    23,629.00
----------------------------------------------------------------------------------------------------------------
New Warrants to purchase common stock . . . . . . .  14,332,372(2)       -             -(2)             -
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, to be issued upon
exercise of New Warrants  . . . . . . . . . . . . .    14,332,372     1.85625(3)   26,604,465        9,173.00
----------------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock, $2.12 exercise
price   . . . . . . . . . . . . . . . . . . . . . .   10,082,750(4)   $.703125      $7,089,434       2,445.00
----------------------------------------------------------------------------------------------------------------
8 7/8% Convertible Subordinated Debentures  . . . .    1,519,000         -         1,519,000(5)        523.00
----------------------------------------------------------------------------------------------------------------
                                                                                                  $156,177.58(7)
================================================================================================================

(1)      To be issued in exchange for existing Common Stock, including:
         193,095,839 shares of Common Stock to be exchanged for outstanding Common Stock; 915,060 shares to be issued upon conversion of 8 7/8% Convertible Subordinated Debentures; up to 921,000 shares issuable upon the exercise of options granted under the Company's 1987 Employee Non-Qualified Stock Option Plan; up to 1,523,500 shares issuable upon the exercise of options granted under the Company's 1993 Incentive Stock Option Plan; and up to 10,082,750 shares issuable upon exercise of Warrants. Fee calculated pursuant to 457(f)(1) based upon the average of high and low prices on NYSE for existing Common Stock on October 24, 1995.
(2) Common Stock and Warrants to purchase Common Stock to be issued in exchange for existing Preferred Stock. Fee calculated pursuant to 457(f)(1), aggregate price based upon the average of high and low prices on NYSE for Preferred Stock on October 24, 1995.
(3) Pursuant to 457(g), based upon 110% of the average high and low prices on NYSE for existing Common Stock on October 24, 1995.
(4) To be issued in exchange for existing Warrants ($2.12 exercise price) to purchase Common Stock. Fee calculated pursuant to 457(f)(1) based upon the average of high and low prices on the NNM for existing warrants ($.65625) on October 24, 1995.
(5)      Fee calculated pursuant to 457(f)(2).
(6) Pursuant to Rule 457(h)(2) an additional fee is not required. The shares of Common Stock underlying 1987 Plan and 1993 Plan options are included and registered above.
(7)      Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                                   PROSPECTUS

                      SUNSHINE MINING AND REFINING COMPANY
                       24,415,122 SHARES OF COMMON STOCK

       The shares of Common Stock are issuable upon the exercise of the Company's outstanding warrants issued in 1994 with an exercise price of $2.12 (the"$2.12 Warrants") and warrants issued in 1996 with an exercise price of $1.38 (the "$1.38 Warrants) pursuant to the terms of the respective Warrant Agreements. The Company will receive the proceeds from the exercise of the Warrants, which proceeds will be used by the Company for general corporate purposes.

       The Common Stock offered hereby has been listed on the New York Stock Exchange ("NYSE"). The Company's Common Stock is traded on the NYSE under the symbol "SSC." On April 23, 1997, the reported closing sale price of the Company's Common Stock was $.875 per share.

       SEE "RISK FACTORS" WHICH BEGINS ON PAGE 2 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is [_________], 1997.

                                  RISK FACTORS

       Investors should carefully consider the following matters in connection with an investment in the securities in addition to the other information contained or incorporated by reference in this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof, or other variations thereon or comparable terminology. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risk factors and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Reference should be made to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Annual Report"), the Prospectus/Proxy Statement on Form S-4 for the Special Meeting of Stockholders of the Company held on March 29, 1996 (the "Prospectus/Proxy Statement"), the Proxy Statement for the Annual Meeting of Stockholders of the Company to be held on June 10, 1997, and all financial statements and notes thereto contained therein (all of which are incorporated herein by reference) for a more detailed discussion of the following matters.

OPERATING LOSSES

       Substantially all of the Company's revenues are derived from the sale of silver mined from its Sunshine Mine in Kellogg, Idaho. Accordingly, the Company's earnings are directly related to the price of silver. Silver prices have been depressed since 1985, and as a result the Company has experienced losses from operations for each of the last ten years. The Company reported net losses from continuing operations of $24.9 million, $15.5 million, and $4.9 million in 1996, 1995 and 1994 respectively. The Company expects to fund its losses for fiscal 1997 from the Company's cash and cash equivalents and silver bullion held for investment. At December 31, 1996, Sunshine's cash and silver bullion held for investment totalled approximately $24.3 million.

       The operating losses and cash flow deficiencies of the Company are expected to continue until silver prices recover substantially or the Company's exploration efforts at the Sunshine Mine or its other properties are successful in developing significant additional production. Absent the foregoing, the Company may eventually be required to further curtail operations or cease its mining activities at the Sunshine Mine altogether. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the Consolidated Financial Statements (including the Notes thereto) of the Company appearing in the Annual Report.

VOLATILITY OF SILVER PRICES

       The Company's earnings are directly related to the price of silver, and the value of the Common Stock has historically moved in correlation with movements in silver prices. Silver prices are subject to fluctuation and are affected by numerous factors beyond the control of the Company, which alone or in combination may cause the price of silver to rise or fall. These factors include, among others, expectations for inflation, speculative activities, levels of silver production and demand for silver as a component of manufactured goods. The following table sets forth for the periods indicated the high, low and average closing prices per ounce of silver on the Commodity Exchange, Inc. ("COMEX") and also translates the average price as stated into constant 1996 dollars.

                                                                     CONSTANT
                                                     NOMINAL       1996 DOLLARS

      YEAR                                      HIGH    LOW     AVG.    AVG.
       1983 . . . . . . . . . . . . . . . .    $14.74  $8.38  $11.46  $17.05
       1984 . . . . . . . . . . . . . . . .     10.17   6.25    8.15   11.39
       1985 . . . . . . . . . . . . . . . .      6.89   5.48    6.14    8.19
       1986 . . . . . . . . . . . . . . . .      6.32   4.85    5.49    7.13
       1987 . . . . . . . . . . . . . . . .     11.25   5.35    6.99    8.85
       1988 . . . . . . . . . . . . . . . .      8.06   6.01    6.53    7.91
       1989 . . . . . . . . . . . . . . . .      6.20   5.02    5.47    6.28
       1990 . . . . . . . . . . . . . . . .      5.35   3.94    4.82    5.16
       1991 . . . . . . . . . . . . . . . .      4.55   3.51    4.03    4.11
       1992 . . . . . . . . . . . . . . . .      4.32   3.63    3.94    3.88
       1993 . . . . . . . . . . . . . . . .      5.44   3.52    4.31    4.18
       1994 . . . . . . . . . . . . . . . .      5.78   4.61    5.28    5.01
       1995 . . . . . . . . . . . . . . . .      6.10   4.38    5.20    4.76
       1996 . . . . . . . . . . . . . . . .      5.84   4.71    5.21    5.21

       On April 23, 1997, the closing price of silver reported on the COMEX was $4.72 per ounce. In constant 1996 dollars, the average silver price from 1990 through 1996 has been approximately $4.62.

DEPENDENCE ON EXPLORATION SUCCESS

       Substantially all of the Company's revenues are derived from the Sunshine Mine which at current silver prices is not profitable. Therefore, the future earnings of the Company are presently dependent on the success of exploration at the Sunshine Mine and at the Company's other exploration projects. No assurance can be given that the Company's exploration program will prove successful. See "Business and Properties - Operations -- Explo-ration Activities at the Sunshine Mine" included in the Annual Report.

IMPRECISION OF RESERVE ESTIMATES

       The ore reserve estimates presented in the Annual Report are estimates made by the Company's geologic personnel, and no assurance can be given that the indicated quantity of in situ silver will be realized. No independent consultants have been retained by the Company to review and verify such estimates. Reserve estimates are expressions of judgment based largely on data from diamond drill holes and underground openings, such as drifts or raises which expose the mineralization on 1, 2 or 3 sides, sampling and similar examinations. Reserve estimates may change as ore bodies are mined and additional data is derived. The Company's estimates of proven and probable reserves for the Sunshine Mine are as of January 1, 1997.

MINING RISKS AND INSURANCE

       The Company's operations may be affected by risks and hazards generally associated with the mining industry, including fires, cave-ins, rock bursts, flooding, industrial accidents, mechanical or electrical failures, and unusual or unexpected rock formations. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. Although the Company maintains insurance at levels consistent with its historical experience and industry practice, no assurance can be given that such insurance will continue to be available at economically feasible premiums. Insurance for environmental risks (including potential for pollution or other hazards as a result of the disposal of waste products occurring from production) is not generally available to the Company or to other companies within the industry.

GOVERNMENT REGULATION

       The Company's activities are subject to extensive federal, state, and local laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Except as described under "Legal Proceedings - Environmental Matters" included in the Annual Report, the Company is not aware of any material violation of environmental law, regulations, permits or licenses issued with respect to the Company's operations. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the mining, production or development of the Company's properties, the extent of which cannot be predicted.

                                  THE COMPANY

       Prior to May 22, 1996, the Company was known as Sunshine Merger Company and was the wholly-owned subsidiary of Sunshine Mining and Refining Company ("Sunshine"). On May 22, 1996 (the "Effective Date"), Sunshine merged with and into the Company which was then renamed Sunshine Mining and Refining Company. By virtue of the merger, the Company became the successor to all of the business, assets, liabilities and capital structure of Sunshine, with the sole exception that the $11.94 (Stated Value) Cumulative Redeemable Preferred Stock (the "Preferred Stock") of Sunshine was retired in its entirety.

       Pursuant to the merger of Sunshine with and into the Company, all securities of Sunshine, with the exception of Sunshine's Preferred Stock, were converted pursuant to the terms of the merger and without any action by the holders thereof into an equal number of identical securities of the Company.

       The Company is a Delaware corporation. The Company's principal executive office and mailing address are 877 W. Main Street, Suite 600, Boise, Idaho 83702 and its telephone number is (208) 345-0660.

                                USE OF PROCEEDS

       Proceeds from the exercise of $2.12 Warrants and $1.38 Warrants, when received by the Company, will be used for general corporate purposes.

                           DESCRIPTION OF SECURITIES
                                      AND
                              PLAN OF DISTRIBUTION

       The authorized capital stock of the Company consists of (i) 400 million shares of Common Stock, par value $.01 per share, of which 255.1 million shares were outstanding (excluding 4.7 million treasury shares) at March 31, 1997, and were held of record by approximately 30,000 holders, and (ii) 20 million shares of Preferred Stock, $1.00 par value, issuable in one or more series, with such dividend rates, liquidation preferences, redemption, conversion and voting rights and such further designations, powers, preferences, rights, limitations, and restrictions as may be fixed and determined by the Board of Directors of the Company, all without a vote of the Company's stockholders. No shares of Preferred Stock are outstanding. The Company's outstanding capital stock is fully paid and nonassessable and none of the authorized capital stock is entitled to preemptive rights.

       For a summarized description of recent transactions which have affected the capital stock of the Company, see the Prospectus/Proxy Statement and the Consolidated Statement of Stockholders Equity contained in the Consolidated Financial Statement appearing in the Annual Report.

       The shares of Common Stock covered by this Prospectus are issuable upon exercise of the Company's $1.38 Warrants and $2.12 Warrants. The Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following description of the $1.38 Warrants and $2.12 Warrants is qualified by the descriptions of those securities contained in the $1.38 Warrant Agreement and $2.12 Warrant Agreement, as defined below.

THE $1.38 WARRANTS

        The $1.38 Warrants have been issued under a Warrant Agreement (the "$1.38 Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The $1.38 Warrants trade on the NNM under the symbol "SILVZ." American Stock Transfer & Trust Company is the transfer agent for the $1.38 Warrants.

       A total of approximately 7.3 million $1.38 Warrants are outstanding, each of which entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.38. The $1.38 Warrants will expire at 5:00 p.m., New York City time, on May 22, 2001 (the "$1.38 Warrant Expiration Date").

       The $1.38 Warrants may be exercised by tendering the aggregate Exercise Price and any other amounts required to be paid under the $1.38 Warrant Agreement and surrendering to the Warrant Agent a $1.38 Warrant certificate with the form of election to purchase the Common Stock, duly completed and signed by the registered holder or such holder's duly appointed legal represen-tative or by a duly authorized attorney. Upon surrender of a $1.38 Warrant certificate for exercise, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of the holder, certificates representing the shares of Common Stock issued upon the exercise of the $1.38 Warrants, together with $1.38 Warrant certificates evidencing any $1.38 Warrants not exercised. No fractional shares will be issued upon exercise of $1.38 Warrants.

       Certificates for the $1.38 Warrants will be exchangeable without service charge for similar certificates of different denominations at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of $1.38 Warrant Certificates.

       The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding $1.38 Warrants. Such shares of Common Stock, when issued, will be validly issued, fully paid and nonassessable.

       The number of shares of Common Stock issuable upon the exercise of each $1.38 Warrant is subject to adjustment in the event the Company pays a dividend on its Common Stock in Common Stock, subdivides its outstanding shares of Common Stock into a greater number of shares, combines its outstanding shares of Common Stock into a lesser number of shares, or issues by reclassification of its Common Stock any other shares of its capital stock. The Company may, at its option, increase the number of shares purchasable upon exercise of the $1.38 Warrants by any amount and for any period of time or reduce the exercise price by any amount and for any period of time (provided that such period is not less than 20 business days). In case of consolidation, merger or sale of all or substantially all of the assets of the Company, the holder of each outstanding $1.38 Warrant shall have the right to exercise such $1.38 Warrant for the kind and amount of securities, cash or other assets, if any, receivable by a holder of the number of shares of Common Stock into which such $1.38 Warrants were exercisable immediately prior thereto.

THE $2.12 WARRANTS

       The $2.12 Warrants were issued under a Warrant Agreement (the "$2.12 Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as warrant agent (the " Warrant Agent"). The $2.12 Warrants trade on the NNM under the symbol "SILVW." American Stock Transfer & Trust Company is the transfer agent for the $2.12 Warrants.

       A total of approximately 10.1 million $2.12 Warrants are outstanding, each of which entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.12. The $2.12 Warrants expire on March 9, 1999, (the $2.12 Warrant Expiration Date"), and are callable by the Company after March 9, 1996, at a price of $.50 per Warrant.

       The $2.12 Warrants may be exercised by tendering the aggregate Exercise Price and any other amounts required to be paid under the $2.12 Warrant Agreement and surrendering to the Warrant Agent a $2.12 Warrant certificate with the form of election to purchase the Common Stock, duly completed and signed by the registered holder or such holder's duly appointed legal representative or by a duly authorized attorney. Upon surrender of a $2.12 Warrant certificate for exercise, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of the holder, certificates representing the shares of Common Stock issued upon the exercise of the $2.12 Warrants, together with $2.12 Warrant certificates evidencing any $2.12 Warrants not exercised. No fractional shares will be issued upon exercise of $2.12 Warrants.

       Certificates for the $2.12 Warrants will be exchangeable without service charge for similar certificates of different denominations at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of $2.12 Warrant certificates.

       The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding $2.12 Warrants. Such shares of Common Stock, when issued, will be validly issued, fully paid and nonassessable.

       The number of shares of Common Stock issuable upon the exercise of each $2.12 Warrant is subject to adjustment in the event the Company pays a dividend on its Common Stock in Common Stock, subdivides its outstanding shares of Common Stock into a greater number of shares, combines its outstanding shares of Common Stock into a lesser number of shares, or issues by reclassification of its Common Stock any other shares of its capital stock. The Company may, at its option, increase the number of shares purchasable upon exercise of the $2.12 Warrants by any amount and for any period of time (provided that such period is not less than 20 business days). In case of consolidation, merger or sale of all or substantially all of the assets of the Company, the holder of each outstanding $2.12 Warrant shall have the right to the kind and amount of securities, cash or other assets, if any, receivable by a holder of the number of shares of Common Stock into which such $2.12 Warrants were exercisable immediately prior thereto.

                                 LEGAL MATTERS

       The validity of the shares of Common Stock offered hereby will be passed on for the Company by Evans, Keane LLP, Boise, Idaho.

                                    EXPERTS

       The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and Northwestern Atrium Center, suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed trading on the New York Stock Exchange under the symbol "SSC." Quarterly Reports and other information concerning the Company can be inspected at the office of such Exchange, 20 Broad Street, New York, New York 10005.

       The Company has filed with the Commission the Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Prospectus/Proxy Statement on Form S-4 for the Special Meeting of Stockholders of the Company held on March 29, 1996; (iii) the Proxy Statement for the Annual Meeting of Stockholders of the Company to be held June 10, 1997; (iv) the description of Common Stock contained in Sunshine's Registration Statement No. 1-7966, as amended, filed pursuant to the Securities Exchange Act of 1934; and (v) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended December 31, 1996.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the Offering shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 877 W. Main Street, Suite 600, Boise, Idaho 83702, Attention: Rebecca L. Saunders, Secretary. Telephone requests may be directed to Rebecca L. Saunders, Secretary, at (208) 345-0660.

================================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                _______________

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
DESCRIPTION OF SECURITIES
 AND PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .    4
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .    6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . .    7

================================================================================


================================================================================
                                _______________

                       24,415,122 SHARES OF COMMON STOCK


                      SUNSHINE MINING AND REFINING COMPANY

                                _______________

                                  PROSPECTUS

                               APRIL [____], 1997





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       Securities and Exchange Commission Registration Fee       Previously Paid
       NYSE Listing Fee                                          Previously Paid
       Printing and Photocopy Expenses                           Previously Paid
       Accounting Fees and Expenses                                  $ 2,000
       Legal Fees and Expenses                                         6,000
       Miscellaneous Expenses                                          3,000
                                                                     -------

         Total                                                       $11,000
                                                                     =======

       All of the above expenses except the Securities and Exchange Commission registration fee and the NYSE listing fee are estimated. All of such expenses have been borne by the Registrant.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The information set forth pursuant to Item 20 of the Registrant's Registration Statement on Form S-4 (Registration No. 33-98876) is incorporated herein.

ITEM 16.      EXHIBITS

  Exhibit
    No.                                Exhibit
  -------                              -------
    2.1    Form of Agreement and Plan of Merger entered into by and among
           Sunshine and Sunshine Merger Company, filed as Exhibit 2.1 to the
           Company's Registration Statement on Form S-4, (Registration No. 33-
           98876) and incorporated herein by reference.
    4.1    Warrant Agreement dated as of February 1, 1996, between Sunshine and
           American Stock Transfer & Trust Company, as Warrant Agent, filed as
           Exhibit 4.1 to the Company's Registration Statement on Form S-4
           (Registration No. 33-98876) and incorporated herein by reference.
    4.2    Warrant Agreement dated as of February 3, 1994, between Sunshine and
           American Stock Transfer & Trust Company, as Warrant Agent, filed as
           Exhibit 4.3 to Sunshine's Registration Statement on Form S-1
           (Registration No. 33-73608), as amended and incorporated herein by reference.
    4.3    Form of Supplemental Warrant Agreement dated as of February 1, 1996, between Sunshine and American Stock Transfer & Trust Company, as
           Warrant Agent, filed as Exhibit 4.10 to the Company's Registration
           Statement on Form S-4 (Registration No. 33-98876) and incorporated herein by reference.
    4.4    Warrant Certificate filed as Exhibit 4.3 to the Company Registration
           Statement on Form S-4, (Registration No. 33-98876) and incorporated herein by reference.
    4.5    Form of Warrant Certificate, filed as Exhibit 4.4 to Sunshine's
           Registration Statement on Form S-1 (Registration No. 33-73608), as
           amended and incorporated herein by reference.
    4.6    Specimen Stock Certificate of the Common Stock, $0.01 par value, of
           Sunshine, filed as Exhibit 4.2 to Sunshine's Registration Statement on
           Form S-1 (Registration No. 33-63446) as amended, and incorporated herein by reference.
    4.7    Form of Indenture dated as of July 15, 1988, between Sunshine and
           MTrust Corp., National Association, with respect to Sunshine's
           Convertible Subordinated Debentures due July 15, 2008, filed as
           Exhibit 4.25 to Sunshine's Registration Statement on Form S-3 (Regis-
           tration No. 33-21159) and incorporated herein by reference.

    4.8    First Supplemental Indenture, dated as of August 8, 1988, Second
           Supplemental Indenture dated as of November 10, 1988, and Third
           Supplemental Indenture, dated as of April 10, 1991, by and between the
           Company and Ameritrust Texas, N.A., the successor to MTrust Corp.,
           National Association relating to the issuance of the Debenture, filed as Exhibit 4.3 to Sunshine's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference.
    4.9    Fourth Supplemental Indenture, by and between the Company and Texas
           Commerce Bank National Association, as successor to Ameritrust Texas
           National Association formerly known as MTrust Corp., National
           Association, filed as Exhibit 4.10 to the Company's Registration
           Statement on Form S-4, (Registration No. 33-98876) and incorporated herein by reference.
   *5.1    Opinion of Evans, Keane LLP.
   *23.1   Consent of Evans, Keane LLP (included in the opinion filed as Exhibit
           5.1).
   *23.2   Consent of Ernst & Young LLP
  **24.1   Power of attorney of the officers and directors of the Company, included on the signature page hereof.

---------------
   * File herewith
  ** Previously filed.


ITEM 17.      UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement); and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective Amendment No 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho on April 24, 1997.


                                      SUNSHINE MINING AND REFINING COMPANY


                                      By:  /s/ John S. Simko
                                          --------------------------------------
                                          John S. Simko
                                          Chief Executive Officer and
                                          Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on April 24, 1997.

             SIGNATURE                       TITLE
     ---------------------------   -------------------------
                                   Director
     ---------------------------
         G. Chris Andersen


       * /s/ V. Dale Babbitt       Director
     ---------------------------
          V. Dale Babbitt


       * /s/ William W. Davis      Executive Vice President,
     ---------------------------   Chief Financial and
          William W. Davis         Accounting Officer


                                   Director
     ---------------------------
          George M. Elvin


      * /s/ Daniel D. Jackson      Director
     ---------------------------
         Daniel D. Jackson


       * /s/ Oren G. Shaffer       Director
     ---------------------------
          Oren G. Shaffer


        * /s/ John S. Simko        Director, Chief Executive Officer,
     ---------------------------   and Chairman of the Board
           John S. Simko


                                   Director
     ---------------------------
        Robert B. Smith, Jr.

     John S. Simko, by signing his name hereto, does sign and execute this Post-effective Amendment No. 1 to the Registration Statement on behalf of each of the above-named officers and directors of the Registrant on the 24th day of April, 1997, pursuant to powers of attorney executed on behalf of each of such officers and directors, and previously filed with the Securities and Exchange Commission.


        * /s/ John S. Simko
     ---------------------------
           John S. Simko
          Attorney-in-Fact

                               INDEX TO EXHIBITS

  Exhibit
    No.                                Exhibit
  -------                              -------
    2.1    Form of Agreement and Plan of Merger entered into by and among
           Sunshine and Sunshine Merger Company, filed as Exhibit 2.1 to the
           Company's Registration Statement on Form S-4, (Registration No. 33-
           98876) and incorporated herein by reference.
    4.1    Warrant Agreement dated as of February 1, 1996, between Sunshine and
           American Stock Transfer & Trust Company, as Warrant Agent, filed as
           Exhibit 4.1 to the Company's Registration Statement on Form S-4
           (Registration No. 33-98876) and incorporated herein by reference.
    4.2    Warrant Agreement dated as of February 3, 1994, between Sunshine and
           American Stock Transfer & Trust Company, as Warrant Agent, filed as
           Exhibit 4.3 to Sunshine's Registration Statement on Form S-1
           (Registration No. 33-73608), as amended and incorporated herein by reference.
    4.3    Form of Supplemental Warrant Agreement dated as of February 1, 1996, between Sunshine and American Stock Transfer & Trust Company, as
           Warrant Agent, filed as Exhibit 4.10 to the Company's Registration
           Statement on Form S-4 (Registration No. 33-98876) and incorporated herein by reference.
    4.4    Warrant Certificate filed as Exhibit 4.3 to the Company Registration
           Statement on Form S-4, (Registration No. 33-98876) and incorporated herein by reference.
    4.5    Form of Warrant Certificate, filed as Exhibit 4.4 to Sunshine's
           Registration Statement on Form S-1 (Registration No. 33-73608), as
           amended and incorporated herein by reference.
    4.6    Specimen Stock Certificate of the Common Stock, $0.01 par value, of
           Sunshine, filed as Exhibit 4.2 to Sunshine's Registration Statement on
           Form S-1 (Registration No. 33-63446) as amended, and incorporated herein by reference.
    4.7    Form of Indenture dated as of July 15, 1988, between Sunshine and
           MTrust Corp., National Association, with respect to Sunshine's
           Convertible Subordinated Debentures due July 15, 2008, filed as
           Exhibit 4.25 to Sunshine's Registration Statement on Form S-3 (Regis-
           tration No. 33-21159) and incorporated herein by reference.
    4.8    First Supplemental Indenture, dated as of August 8, 1988, Second
           Supplemental Indenture dated as of November 10, 1988, and Third
           Supplemental Indenture, dated as of April 10, 1991, by and between the
           Company and Ameritrust Texas, N.A., the successor to MTrust Corp.,
           National Association relating to the issuance of the Debenture, filed as Exhibit 4.3 to Sunshine's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference.
    4.9    Fourth Supplemental Indenture, by and between the Company and Texas
           Commerce Bank National Association, as successor to Ameritrust Texas
           National Association formerly known as MTrust Corp., National
           Association, filed as Exhibit 4.10 to the Company's Registration
           Statement on Form S-4, (Registration No. 33-98876) and incorporated herein by reference.
   *5.1    Opinion of Evans, Keane LLP.
   *23.1   Consent of Evans, Keane LLP (included in the opinion filed as Exhibit
           5.1).
   *23.2   Consent of Ernst & Young LLP
  **24.1   Power of attorney of the officers and directors of the Company, included on the signature page hereof.

---------------
   * File herewith
  ** Previously filed.